Exhibit 10.13

AMENDMENT TO LICENSE AGREEMENT

This Amendment to the License (this “Amendment”) is entered into as of April 15, 2009 by and between ReGenX, a limited liability company organized under the laws of the State of Delaware, with offices at 750 17th Street, NW, Suite 1100, Washington, DC 20006 (“ReGenX”) and SmithKline Beecham Corporation, a Pennsylvania corporation doing business as GlaxoSmithKline, with offices at One Franklin Plaza, 200 North 16th Street, Philadelphia, Pennsylvania, 19102 (“GSK”). This Amendment amends that certain License Agreement dated March 6, 2009 by and between ReGenX and GSK (collectively, the “Parties”) relating to certain patent rights covering adeno-associated vectors, as amended from time to time (the “License”).

WHEREAS, the Parties wish to amend certain provisions of the License.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Amendment, and intending to be legally bound, the Parties hereby agree as follows:

1.	The first sentence of Section 2.1.3 is hereby amended to read as follows:

“A non-exclusive right to use the Penn Patent Rights solely for internal (except as provided for in this Section 2.1.3) research purposes and for GSK’s discovery research efforts with non-profit organizations and GSK Collaborators.”

2.	Section 2.1.4 is hereby deleted in its entirety and replaced with the following:

“2.1.4 In order to comply with Third Party commitments existing as of the effective date of this Amendment, an exclusive, worldwide, sublicensable right under (a) the Penn Patent Rights which cover the rAAV serotype 8, to make, have made, use, sell, offer for sale and import Licensed Products for the treatment of all forms of hemophilia B; or (b) the Penn Patent Rights which cover rAAV serotype 9, to make, have made, use, sell, offer for sale and import Licensed Products for the treatment of (i) all forms of Muscular Dystrophy; (ii) congestive heart failure suffered by Muscular Dystrophy patients; and (iii) any and all cardiovascular diseases by delivery of any or all of genes encoding I-lc and Serca2a and creatine kinase. In the event that GSK’s existing commitments to any such Third Party cease, GSK’s Retained Rights under this Section 2.1.4 shall be exclusively licensed to ReGenX.”

3.

Except as specifically modified by this Amendment, all of the provisions of the License remain in full force and effect. The License and this Amendment constitute the entire agreement between ReGenX and GSK and supersede all other agreements and understandings between the Parties with respect to the subject matter of the License and this Amendment. This Amendment will be binding upon, and will inure to the benefit of, the parties and their respective successors and permitted assigns. This Amendment may be executed in one or more counterparts, all of which will be considered one and the same agreement. This Amendment will be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of laws provisions.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Amendment to be executed by their duly authorized representatives.

REGENX, LLC		SMITHKLINE BEECHAM CORPORATION d/b/a GLAXOSMITHKLINE

By:	/s/ Kenneth T. Mills	By:	/s/ Damien McDevitt

Name:	Kenneth T. Mills	Name:	Damien McDevitt

Title:	President & CEO	Title:	VP & Head Drug Discovery Transactions WWBD